EXECUTION VERSION

Exhibit 49

PROXY, LOCK-UP AND ROFR AGREEMENT

by and between

DEUTSCHE TELEKOM AG,

CLAURE MOBILE LLC

AND

RAUL MARCELO CLAURE

DATED AS OF JUNE 22, 2020

This PROXY, LOCK-UP AND ROFR AGREEMENT, dated as of June 22, 2020 (this “Agreement”), is made by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Claure Mobile LLC, a Delaware limited liability company (“CM LLC”), and Raul Marcelo Claure, an individual and the holder of 100% of the equity interests in CM LLC.

W I T N E S S E T H

WHEREAS, on April 29, 2018, T-Mobile US, Inc., a Delaware corporation (the “Company”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation, Galaxy Investment Holdings, Inc., a Delaware corporation, and for the limited purposes set forth therein, DT, SoftBank and certain of their respective Affiliates entered into a business combination agreement (as amended, the “Business Combination Agreement”);

WHEREAS, on April 1, 2020, pursuant to the Business Combination Agreement and upon the terms and subject to the conditions set forth therein, Merger Sub merged with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the Merger, the Company, DT and SoftBank entered into an Amended and Restated Stockholders’ Agreement, dated as of April 1, 2020 (the “Stockholders’ Agreement”), to establish among the Company, DT and SoftBank certain rights and obligations in respect of the shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) owned by each of DT, SoftBank and their respective Affiliates following the consummation of the Merger, and related matters concerning each of DT’s and SoftBank’s relationship with and investment in the Company;

WHEREAS, in connection with the Merger, DT and SoftBank entered into a Proxy, Lock-Up and ROFR Agreement, dated as of April 1, 2020 (the “PLRA”), to enable, subject to the terms and conditions set forth therein, DT to consolidate the Company into DT’s financial statements following the Merger, and to establish between DT and SoftBank certain rights and obligations in respect of the shares of Common Stock owned by each of DT, SoftBank and their respective Affiliates following the consummation of the Merger, and related matters concerning each of DT’s and SoftBank’s relationship with and investment in the Company;

WHEREAS, on June 22, 2020, SoftBank, SoftBank Group Capital Ltd, a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank (“SBGC”), Delaware Project 4 L.L.C, a Delaware limited liability company and a wholly owned subsidiary of SoftBank, Delaware Project 6 L.L.C., a Delaware limited liability company and a wholly owned subsidiary of SoftBank, CM LLC, DT, the Company and T-Mobile Agent LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“T-Mobile Agent”), entered into a Master Framework Agreement (as amended, the “Master Framework Agreement”);

WHEREAS, the transactions contemplated by the Master Framework Agreement include the Company’s repurchase of shares of Common Stock from SBGC (the “Repurchased Shares”) pursuant to the Share Repurchase Agreement, dated June 22, 2020, between SBGC and the Company (the “Share Repurchase Agreement”); and

WHEREAS, in accordance with the Master Framework Agreement, concurrently with the Company’s repurchase of the Repurchased Shares, the Company wishes to sell to CM LLC, and CM LLC wishes to purchase from the Company, 5,000,000 shares of Common Stock (the “MC Purchased Shares”) pursuant to the Share Purchase Agreement, dated June 22, 2020, by and between Mr. Claure, CM LLC and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions and Related Matters.

(a)            Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Acceptance Notice” shall have the meaning set forth in Section 4(c).

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, (i) none of DT, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of SoftBank or the MC Stockholder and (ii) none of SoftBank, the Company or their respective Controlled Affiliates, or the MC Stockholder, shall be deemed to be an Affiliate of DT or the DT Stockholder.

“Agreement” shall have the meaning set forth in the Preamble.

“Appointed Bank” shall have the meaning set forth in Section 4(e).

“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the “beneficial owner” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial

Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).  The parties agree that, for purposes of this Agreement, all Voting Securities held by the MC Stockholder that are subject to the voting agreement and proxy granted to DT pursuant to this Agreement shall be treated as Voting Securities Beneficially Owned by the MC Stockholder, as applicable, and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Board” shall mean, as of any date, the Board of Directors of the Company in office on that date.

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York, Tokyo, Japan or Bonn, Germany are authorized or obligated by Law to close.

“CM LLC” shall have the meaning set forth in the Preamble.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Designated Pledge ROFR Transferee” shall have the meaning set forth in Section 5(c).

“Designated Transferee” shall have the meaning set forth in Section 4(c).

“Director” shall mean any member of the Board.

“DT” shall have the meaning set forth in the Preamble.

“DT Shares” shall mean the Voting Securities Beneficially Owned by DT or any of its Controlled Affiliates as of immediately after the date hereof, together with all other Voting Securities over which DT or any of its Controlled Affiliates acquires Beneficial Ownership after the date hereof and together with all other securities issued in respect of such Voting Securities or into which such Voting Securities may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations after the date hereof.

“DT Stockholder” shall mean collectively DT and any of its Controlled Affiliates that Beneficially Owns any Voting Securities or DT Shares.

“Encumbrance” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to (i) this Agreement, the Stockholders’ Agreement or the Organizational Documents of the Company or (ii) restrictions imposed by applicable securities Laws.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Entity” shall mean any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Independent Bank” shall have the meaning set forth in Section 4(e).

“Laws” shall mean all federal, state, local and foreign laws, statutes and ordinances, common law and all rules, regulations, guidelines, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity.

“Lock-up Period” shall have the meaning set forth in Section 3(a).

“MC Related Persons” shall mean Mr. Claure and the heirs, executors, administrators, testamentary trustees, legatees and beneficiaries of Mr. Claure upon his death or incapacity, and any subsequent heirs, executors, administrators, testamentary trustees, legatees and beneficiaries of any MC Related Person, if applicable.

“Master Framework Agreement” has the meaning set forth in the Recitals.

“MC Purchased Shares” shall have the meaning set forth in the Recitals.

“MC Shares” shall mean the MC Purchased Shares, together with all other Voting Securities over which the MC Stockholder or any MC Related Person acquires Beneficial Ownership after the date hereof and together with all other securities issued in respect of such Voting Securities or into which such Voting Securities may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations after the date hereof (provided that, in the event that the MC Stockholder shall have Transferred any such Voting Security or other security to a Person that is neither Mr. Claure nor an MC Related Person in accordance with this Agreement (other than a Transfer pursuant to Section 3(a)(i)), such Voting Security or other security shall cease to be a MC Share after such Transfer unless Mr. Claure, the MC Stockholder or an MC Related Person thereafter reacquires Beneficial Ownership of such Voting Security or other security); provided that Common Stock acquired by the MC Stockholder or any MC Related Person as a result of the exercise of stock options, the receipt of performance shares or the grant of restricted stock units, in each case granted to

Mr. Claure as a result of his role as a Director or officer of the Company, shall not be MC Shares.

“MC Stockholder” shall mean collectively CM LLC, any of its Controlled Affiliates and any MC Related Person that Beneficially Owns any MC Shares.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Company” shall have the meaning set forth in the Preamble.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Obligation” shall have the meaning set forth in Section 3(b)(iii).

“Offer Notice” shall have the meaning set forth in Section 4(b).

“Offer Terms” shall have the meaning set forth in Section 4(b).

“Open Market Transfer” shall mean (a) a sale of shares on a national securities exchange (including through a broker dealer) pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated thereunder, or (b) a sale of shares to a nationally recognized bank pursuant to a block trade, following which the bank intends to sell such shares on a national securities exchange.

“Open Market Transfer Price” shall mean (i) the VWAP for each of the ten consecutive trading days ending immediately preceding the date of the applicable Acceptance Notice less (ii) the per-share amount of all underwriting discounts and fees, if any, payable by the Proposed Transferee in the proposed Open Market Transfer.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other similar constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Planned Purchase Date” shall have the meaning set forth in Section 4(c).

“Pledge” and its corollary terms, including “Pledged”, shall mean any (x) pledge or loan of MC Shares to, or other hedging or derivative transaction involving MC Shares entered into with, one or more internationally recognized financial institutions or brokerage firms pursuant to one or more bona fide hedging or financing transactions in which the MC Stockholder entering into such arrangement retains voting power over all such MC Shares prior to any foreclosure and any (y) agreement or arrangement involving any other pledge, loan, hedging or derivative transaction or other Encumbrance in respect of any MC Shares.

“Pledge Counterparty” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Acceptance Notice” shall have the meaning set forth in Section 5(c).

“Pledge ROFR Foreclosure Period” shall have the meaning set forth in Section 5(b).

“Pledge ROFR MC Share Price” shall have the meaning set forth in Section 5(b).

“Pledge ROFR MC Shares” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Notice” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Purchase Date” shall have the meaning set forth in Section 5(c).

“Proposed Transferee” shall have the meaning set forth in Section 4(b).

“Proxy” shall have the meaning set forth in Section 2(b).

“Proxy Fall Away Date” shall have the meaning set forth in Section 2(d).

“Repurchased Shares” has the meaning set forth in the Recitals.

“ROFR Fall Away Date” shall have the meaning set forth in Section 4(a).

“ROFR MC Shares” shall have the meaning set forth in Section 4(b).

“SBGC” shall have the meaning set forth in the Recitals.

“Share Repurchase Agreement” has the meaning set forth in the Recitals.

“Shares” shall mean the DT Shares and the MC Shares.

“SoftBank” shall have the meaning set forth in the Preamble.

“Sprint” shall have the meaning set forth in the Recitals.

“Stockholder” shall mean the DT Stockholder or the MC Stockholder, as applicable.

“Stockholders’ Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not

Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“T-Mobile Agent” shall have the meaning set forth in the Recitals.

“Third Party” shall mean any Person other than DT, SoftBank, the Company, the MC Stockholder, an MC Related Person, Mr. Claure or their or his respective Affiliates.

“Transfer” shall mean, with respect to any security (including any Voting Security or Share), any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such security to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control of, any Person holding such security, or otherwise; provided, however, that any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any security issued by DT, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any security (including any Voting Security or Share) by any Stockholder.  The term “Transferee” shall have the correlative meaning.

“Valuation Process Notice” shall have the meaning set forth in Section 4(e).

“Votes” shall mean the number of votes entitled to be cast generally in the election of Directors.

“Voting Percentage” of a Stockholder shall mean, as of any time, the ratio, expressed as a percentage, of (i) the aggregate number of Votes entitled to be cast in respect of the Voting Securities Beneficially Owned by such Stockholder to (ii) the aggregate number of Votes entitled to be cast by all holders of the then-outstanding Voting Securities.  The parties agree that, for purposes of the calculation of each Stockholder’s respective Voting Percentage, all Voting Securities held by the MC Stockholder that are subject to the Proxy shall be treated as Voting Securities Beneficially Owned by the MC Stockholder, as applicable, and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Voting Securities” shall mean, together, (i) the Common Stock and (ii) any class of capital stock or other securities of the Company other than the Common Stock that is entitled to vote generally in the election of Directors.

“VWAP” shall mean the average of the volume-weighted average prices per share of the Common Stock on the U.S. national securities exchange on which the Common Stock is then listed (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by DT and the MC Stockholder).

(b)            Other Definitional Provisions.  Unless the express context otherwise requires:  (i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof”, when used in this Agreement, shall mean June 22, 2020; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) references herein to “Dollars” and “$” are to United States Dollars; (vi) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement; (vii) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (viii) references herein to any gender includes each other gender; and (ix) the word “or” shall not be exclusive.

2.            Voting Agreement and Proxy.

(a)            Voting Agreement.  The MC Stockholder hereby agrees that from and after the date hereof, at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Voting Securities, however called, or in connection with any written consent of the holders of Voting Securities, the MC Stockholder shall (A) vote or not vote (or cause to be voted or not voted) or deliver or not deliver a consent (or cause a consent to be delivered or not delivered) with respect to all MC Shares (including, for the avoidance of doubt, any MC Shares with respect to which the MC Stockholder has become a Beneficial Owner after the date hereof) to the fullest extent that such MC Shares are entitled to be voted or to consent at the time of any vote or action by written consent, with respect to each proposal, action or other matter, as directed (whether for, against, abstain, withhold, consent, do not consent or otherwise) by DT by written notice to the MC Stockholder prior to the date of such meeting or the deadline for such consent, as applicable, or, if DT does not deliver any such notice, in the same manner (whether for, against, abstain, withhold, consent, do not consent or otherwise) as DT shall vote or not vote (or cause to be voted or not voted) or deliver or not deliver a consent (or cause a consent to be delivered or not delivered) with respect to such proposal, action or other matter, and (B) take (or cause to be taken) all steps necessary or appropriate to ensure that all MC Shares (including, for the avoidance of doubt, any MC Shares with respect to which the MC Stockholder has become a Beneficial Owner after the date hereof) are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent.

(b)            Proxy.  By entering into this Agreement, the MC Stockholder hereby irrevocably constitutes and appoints DT or any designee of DT, and any officer(s) or director(s) thereof designated as proxy or proxies by DT or its designee, as its attorney-in-fact and proxy in accordance with the Delaware General Corporation Law (with full power of substitution and resubstitution), for and in the name, place and stead of the MC Stockholder, to vote, or express consent or dissent with respect to (or otherwise to utilize, subject to, and in the manner provided in, Section 2(a)(i), the voting power of) all MC Shares at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Voting Securities, however called, or in connection with any written consent of the holders of Voting Securities, which will be deemed, for all purposes of this Agreement, to include the right to execute and deliver a written consent in respect of such MC Shares from time to time.  The proxy granted pursuant to this Section 2(b) (the “Proxy”) is (x) valid, coupled with an interest and, except as otherwise expressly set forth in this Agreement, irrevocable and (y) durable and shall survive the bankruptcy, death or incapacity of the MC Stockholder.  On and after the date hereof, the MC Stockholder shall take (or cause to be taken) all actions, including executing all documents or instruments, necessary or appropriate in connection with, or to implement, and to effectuate the intent of, the proxy and power of attorney granted under this Section 2(b).  The MC Stockholder (i) hereby represents and warrants  (and any MC Related Person that becomes the MC Stockholder on or after the date hereof shall represent and warrant upon becoming the Beneficial Owner of such MC Shares) that any and all other proxies heretofore given in respect of the MC Shares are revocable, and that such other proxies either have been revoked prior to the date hereof (or the date such MC Related Person becomes the Beneficial Owner of such MC Shares, as applicable) or are hereby revoked, and (ii) agrees and covenants that no other proxy shall be given in respect of the MC Shares on or after the date hereof.  Any attempt by the MC Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), the MC Shares in contravention of Section 2(a)(i) or the Proxy shall be null and void ab initio.

(c)            Successors and Assigns; Transferees.  With respect to any MC Share, until the obligations and Proxy with respect to such MC Share shall have terminated pursuant to Section 2(d), the Proxy over such MC Share as described in Section 2(b) shall apply to such MC Share, and the obligation to vote such MC Share in accordance with Section 2(a) shall apply to any MC Related Person that has acquired Beneficial Ownership of such MC Share, including (i) any Transferee pursuant to Section 3(a) and (ii) any MC Related Person, in the event of the death or incapacity of Mr. Claure or any MC Related Person, and no such Transfer of a MC Share shall be valid unless the Transferee expressly agrees to vote such MC Share and to grant a Proxy over such MC Share in accordance with the terms of this Section 2 as if such Transferee were the MC Stockholder, as applicable.

(d)            Fall Away.  With respect to any MC Share, the obligation to vote such MC Share in accordance with Section 2(a)(i) and the Proxy over such MC Share as described in Section 2(b) shall terminate only upon the earliest of the following:  (i) the date on which this Agreement is terminated pursuant to its terms, (ii) the date on which such MC Share is Transferred (other than a Transfer that is a Pledge) to a Third Party in accordance with this Agreement (including Section 4) (A) following the expiration of the Lock-up Period or (B) pursuant to Section 3(a)(ii) or Section 3(a)(iii), (iii) the date on which the DT Stockholder’s Voting Percentage equals or exceeds 55% and (iv) the date on which the DT Stockholder shall have Transferred (excluding any Transfer that is a pledge of DT Shares or a Transfer of DT Shares to a Controlled Affiliate of the DT Stockholder) an aggregate number of shares representing 5% or more of the outstanding Common Stock as of the date hereof (calculated on a fully diluted basis as of the date hereof and as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split) (such earlier date in clause (iii) or (iv), the “Proxy Fall Away Date”).

3.            Restrictions on Transfers of MC Shares.

(a)            Generally.  From and after the date hereof until the earliest to occur of (1) the date on which this Agreement is terminated in accordance with its terms, (2) the Proxy Fall Away Date and (3) April 1, 2024 (the “Lock-up Period”), the MC Stockholder shall not

Transfer any MC Shares (including permitting there to be any Encumbrance on any MC Shares) without the prior written consent of the DT Stockholder, except for:

(i)            a Pledge of MC Shares in accordance with Section 3(b) or a Transfer of Pledged MC Shares pursuant to a foreclosure of such Pledged MC Shares in accordance with Section 3(b) and Section 5;

(ii)          a Transfer of MC Shares from the MC Stockholder to the DT Stockholder; or

(iii)         a Transfer pursuant to a tender offer or exchange offer for any MC Shares, or merger or consolidation involving the Company, in each case, that has been approved and recommended by the Board.

(b)            Pledges.

(i)            Subject to the terms and conditions set forth in the remainder of this Section 3(b), the MC Stockholder may Pledge any MC Shares; provided that for so long as Mr. Claure is a Director, the MC Stockholder shall not enter into any agreement or arrangement involving any Pledge with respect to any MC Shares that is not permitted under the corporate governance policies of the Company then in effect.

(ii)            The aggregate amount of all obligations (collectively, the “Obligations”) which are secured by any MC Shares subject to a Pledge shall not exceed 50% of the aggregate fair market value of such MC Shares that are subject to such Pledge, subject to any cure mechanism in the Pledge documents.

(iii)            As a condition to any Pledge of a MC Share, such MC Share shall continue to be subject to the Proxy in accordance with the terms of Section 2 and may not be Transferred in connection with any foreclosure, except in accordance with Section 5; provided that:  (A) if such MC Share is Pledged and is Transferred on or prior to April 1, 2024 as a result of a foreclosure, such MC Share shall continue to remain subject to the Proxy and subject to Section 2, 3, 4 and 5 in accordance with the terms of such Sections  and (B) if such MC Share is Pledged and is Transferred following April 1, 2024 as a result of a foreclosure, such MC Share shall continue to remain subject to the Proxy and subject to Section 2, 3(b), 4 and 5 in accordance with the terms of such Sections, but shall cease to be subject to Section 3(a), following any Transfer of such MC Share as a result of any foreclosure.  If the MC Stockholder Pledges a MC Share to secure any Obligation, the MC Stockholder must provide a written agreement from the secured party to whom such MC Share has been Pledged acknowledging and agreeing to be bound by such conditions, including acknowledging and agreeing that any person that obtains any MC Share as a result of a foreclosure of such Pledge on or prior to April 1, 2024 shall be subject to the Proxy and the obligations set forth in Sections 2, 3, 4 and 5 as if such person were the MC Stockholder under this Agreement, and any person that obtains any MC Share as a result of a foreclosure of such Pledge after April 1, 2024 shall be subject to the Proxy and the obligations set forth in Sections 2, 3(b), 4 and 5 as if such person were the MC Stockholder under this Agreement.

(iv)            The MC Stockholder must (A) provide at least 10 days’ written notice to the DT Stockholder prior to each Pledge of any MC Shares, which notice shall set forth the terms and conditions of such Pledge (including a copy of the agreements setting forth such terms and conditions), the Obligations and the name(s) and address(es) of all Persons to whom such MC Shares are Pledged, and shall certify that the Pledge complies with the terms and conditions set forth in this Agreement, (B) obtain the prior written consent of the DT Stockholder prior to Pledging any MC Shares, which such consent may be (I) subject to such conditions as the DT Stockholder may reasonably require and (II) withheld by the DT Stockholder in its sole discretion to the extent the Pledge could dilute or jeopardize the rights of the DT Stockholder under this Agreement, the Stockholders’ Agreement or the Organizational Documents of the Company with respect to such number of Voting Securities as may be required for DT to consolidate the Company into DT’s financial statements.

(v)            If the MC Stockholder has Pledged any MC Shares, it shall provide prompt written notice to the DT Stockholder of any default of any Obligation.

(vi)            Any Transfer (including a Pledge) of a MC Share not effected in accordance with this Section 3 shall be null and void ab initio.

4.            General Right of First Refusal.

(a)            Applicability.  Until the earliest to occur of (i) the Proxy Fall Away Date and (ii) such time as the DT Stockholder no longer Beneficially Owns at least 5% of the Voting Securities outstanding as of the date hereof (such earlier date, the “ROFR Fall Away Date”), the MC Stockholder shall not Transfer any MC Shares, whether such Transfer occurs during or after the Lock-up Period, unless such MC Stockholder shall have first complied with this Section 4 with respect to such Transfer of MC Shares; provided that this Section 4 shall not apply to (i) any Transfer described in Section 3(a)(ii) or 3(a)(iii), (ii) any Pledge of a MC Share or any Transfer in connection with a foreclosure of a Pledged MC Share (it being understood that any Transfer in connection with a foreclosure of a Pledged MC Share shall be subject to Section 5), or (iii) any Transfer of a MC Share pursuant to a Sale of the Company (as defined in the Stockholders’ Agreement).

(b)            Transfer Notice.  Any Transfer of MC Shares subject to Section 4(a) (the “ROFR MC Shares”) by the MC Stockholder to any Person or Persons (the “Proposed Transferee(s)”) shall not occur and shall be null and void ab initio unless, prior to the consummation of such Transfer, the MC Stockholder shall, at least 20 Business Days prior to the date that such Transfer is to be consummated, deliver a written notice (the “Offer Notice”) to the DT Stockholder (i) setting forth (A) the number and type of MC Shares proposed to be Transferred, (B) whether the proposed Transfer is an Open Market Transfer or not an Open Market Transfer, and (C) if the proposed Transfer is not an Open Market Transfer, the name(s) and address(es) of the Proposed Transferee(s), the purchase price per MC Share, the form of consideration and the terms and conditions of payment offered by the Proposed Transferee(s), and any other material terms and conditions of the proposed Transfer (including a description of any non-cash consideration in sufficient detail to permit a valuation thereof) (collectively, the “Offer Terms”), (ii) in the case of a proposed Transfer that is not an Open Market Transfer, including a written certification that (A) the Offer Terms represent a bona fide proposal for the Transfer of the MC Shares to the Proposed Transferee(s) as set forth in the Offer Notice and (B) the MC Stockholder believes in good faith that a binding agreement for the Transfer could be obtainable on the terms set forth in the Offer Notice and (iii) including, if the proposed Transfer is an Open Market Transfer, a good-faith written estimate of the per-share amount of any applicable underwriting discounts and fees, if any, payable by the Proposed Transferee in the proposed Open Market Transfer, and if the proposed Transfer is not an Open Market Transfer, a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(c)            Option of the DT Stockholder.  The Offer Notice shall constitute, for a period of 20 Business Days after the delivery of the Offer Notice, a binding, irrevocable and exclusive offer to sell to the DT Stockholder (or any Controlled Affiliate of the DT Stockholder designated by the DT Stockholder or as part of a “group” including the DT Stockholder as contemplated by Section 13d-5(b) of the Exchange Act) (the “Designated Transferee”) any or all of the ROFR MC Shares (i) in the case of a proposed Transfer that is not an Open Market Transfer, on the Offer Terms (at the purchase price per MC Share set forth therein); provided that if the Offer Terms provide for payment of any non-cash consideration, the DT Stockholder may elect to pay the purchase price in respect of such non-cash consideration in cash in an amount that is equal to the fair market value of such non-cash consideration described in the Offer Terms, as determined in good faith and mutually agreed by the MC Stockholder and the DT Stockholder (provided that, if the MC Stockholder and the DT Stockholder shall be unable to so mutually agree within 10 Business Days of the delivery of the Offer Notice, then either party may commence the valuation process described in Section 4(e) and the periods set forth in this Section 4(c) shall be tolled for, and such periods (or the remaining portion thereof) shall recommence only upon a final and binding determination of fair market value pursuant to, such valuation process); and (ii) in the case of a proposed Transfer that is an Open Market Transfer, at the Open Market Transfer Price; provided that, in each of clauses (i) and (ii), during such 20-Business-Day period, the MC Stockholder may not effect the proposed Transfer to the Proposed Transferee(s) or pursuant to any Open Market Transfer, as applicable (unless prior to the expiration thereof, the DT Stockholder provides written notice to the MC Stockholder that it is not electing to purchase the ROFR MC Shares).  To accept such offer, an DT Stockholder shall deliver written notice (the “Acceptance Notice”) to the MC Stockholder on or prior to the end of such 20-Business-Day period setting forth (A) its binding acceptance of such offer, (B) the identity of the Designated Transferee, (C) the planned date for purchase of the ROFR MC Shares, which shall be a reasonable date within 120 days from the date of the Offer Notice (the “Planned Purchase Date”) and (D) the number of ROFR MC Shares to be purchased, whereupon the MC Stockholder will be obligated to sell, and the DT Stockholder will be obligated to purchase, such number of ROFR MC Shares in accordance with the Offer Terms or Open Market Transfer Price, as applicable, or such other terms and conditions as may be agreed between the MC Stockholder and the DT Stockholder.  The closing of such purchase and sale shall occur on the Planned Purchase Date or at such time and place as the MC Stockholder and the DT Stockholder may agree, pursuant to an agreement containing reasonable and customary representations and warranties and other terms and conditions.

(d)            Ability to Sell of the Transferring Stockholder.  If (i) the DT Stockholder does not deliver an Acceptance Notice on or prior to the end of the 20-Business-Day period set forth in Section 4(c), (ii) the DT Stockholder or the Designated Transferee, as the case may be, has not paid the full Transfer price for the ROFR MC Shares on such terms and conditions as may be agreed between the MC Stockholder and the DT Stockholder or, in the absence of such agreement, in accordance with the Offer Terms or the Open Market Transfer Price, as applicable, or (iii) the Acceptance Notice is not for all of the ROFR MC Shares, the MC Stockholder may, during the 120-day period immediately following the earlier of the end of such 20-Business-Day period and the delivery of the Acceptance Notice, Transfer the ROFR MC Shares (or the remaining ROFR MC Shares, in the event the Acceptance Notice is not for all the ROFR MC Shares) (A) if the proposed Transfer is an Open Market Transfer, pursuant to an Open Market Transfer, and (B) if the proposed Transfer is not an Open Market Transfer, to the Proposed Transferee(s) for no less than the purchase price per MC Share and the form of consideration, and on substantially similar terms and conditions of payment set forth in the Offer Terms, and otherwise on terms and conditions no more favorable to the Proposed Transferee(s) than the Offer Terms; provided that, if the MC Stockholder does not consummate the Transfer of the ROFR MC Shares in accordance with the foregoing within such 120-day period, any attempt to Transfer such ROFR MC Shares shall again be subject to the provisions of this Section 4.

(e)            Valuation Process for Non-Cash Consideration.  If any Offer Terms provide for payment of any non-cash consideration, then the MC Stockholder and the DT Stockholder shall negotiate in good faith to determine the fair market value of such non-cash consideration.  If they are unable to agree on such fair market value within 10 Business Days of the delivery of the Offer Notice, then either the MC Stockholder or the DT Stockholder may commence the valuation process described in this Section 4(e) by providing written notice to the other party (such notice, a “Valuation Process Notice”).  In the event a Valuation Process Notice is delivered, then within 10 Business Days of the delivery of the Valuation Process Notice, each of the MC Stockholder and the DT Stockholder shall appoint an internationally recognized investment banking firm (an “Appointed Bank”).  Each of the MC Stockholder and the DT Stockholder shall instruct its Appointed Bank to determine, by no later than 20 Business Days after being appointed, its best estimate of the fair market value of the non-cash consideration, based on the customary methodologies that such Appointed Bank in its professional experience deem relevant to such a determination.  On the 45th Business Day following delivery of the Valuation Process Notice or such earlier date as mutually agreed between the MC Stockholder and the DT Stockholder, each Appointed Bank shall present to the other party and its Appointed Bank its determination of the fair market value of such non-cash consideration.  In the event the fair market values determined by the two Appointed Banks are within 10% of one another (determined by reference to the higher of the two), the fair market value shall be the average of those two estimates and such determination of the fair market value of the non-cash consideration shall be final and binding on the MC Stockholder and the DT Stockholder.  In the event the fair market values determined by the two Appointed Banks are not within 10% of one another (determined by reference to the higher of the two), the Appointed Banks shall mutually select a third internationally recognized investment banking firm (the “Independent Bank”) to determine, by no later than 20 Business Days after being appointed, its best estimate of the fair market value of the non-cash consideration, based on the customary methodologies that such Independent Bank in its professional experience deem relevant to such a determination.  The fair market value of the non-cash consideration shall then be determined by the Independent Bank, and such resulting determination shall be final and binding on the MC Stockholder and the DT Stockholder.

5.            Right of First Refusal upon Foreclosure of Pledged MC Shares.

(a)            Applicability.  Until the ROFR Fall Away Date, the MC Stockholder shall not permit any Person to Transfer Pledged MC Shares in connection with any foreclosure without first complying with the procedures set forth in this Section 5, and the MC Stockholder shall not enter into any agreement or arrangement relating to a Pledge that is inconsistent with or would have the effect of circumventing the process and requirements set forth in this Section 5.

(b)            Pledge ROFR Notice.  In the event that a financial institution, brokerage firm or other Person that is the creditor in respect of any Obligation (such Person, including any agent, trustee or other Person acting in a similar capacity on behalf of such creditor, being a “Pledge Counterparty”) delivers a notice of event of default or a similar event or consequence pursuant to any agreement or arrangement relating to an Obligation secured by a Pledge of MC Shares, it shall concurrently deliver a written notice (the “Pledge ROFR Notice”) to the DT Stockholder, which notice shall include a copy of the notice delivered to the MC Stockholder and shall set forth (i) the number of Pledged MC Shares securing the Obligation that are in default or subject to a similar event or consequence (the “Pledge ROFR MC Shares”), (ii) the VWAP for the ten consecutive trading days immediately preceding the date of the Pledge ROFR Notice (the “Pledge ROFR MC Share Price”), (iii) the cure period applicable to such default, event or consequence and the earliest date and time following such cure period on which the Pledge Counterparty may foreclose on the Pledge ROFR MC Shares (together, the “Pledge ROFR Foreclosure Period”), which Pledge ROFR Foreclosure Period shall be no less than 2 Business Days, subject to notice, cure and information rights set forth in the agreements for such Pledged Shares and (iv) all other material terms and conditions related to the right of first refusal described in this Section 5.

(c)            Option of the Pledge ROFR Offeree Stockholder.  The Pledge ROFR Notice shall constitute, during the Pledge ROFR Foreclosure Period, a binding, irrevocable and exclusive offer to sell to the DT Stockholder (or any Controlled Affiliate of the DT Stockholder designated by the DT Stockholder or as part of a “group” including the DT Stockholder as contemplated by Section 13d-5(b) of the Exchange Act) (the “Designated Pledge ROFR Transferee”) any or all of the Pledge ROFR MC Shares on the terms and at the Pledge ROFR MC Share Price set forth in the Pledge ROFR Notice; provided that during the Pledge ROFR Foreclosure Period, the Pledge Counterparty may not effect a foreclosure sale or other Transfer of the Pledge ROFR MC Shares unless prior to the expiration thereof, the DT Stockholder provides written notice to the Pledge Counterparty that it has elected not to purchase the Pledge ROFR MC Shares. The DT Stockholder may elect to purchase any or all of the Pledge ROFR MC Shares by delivering a written notice (the “Pledge ROFR Acceptance Notice”) to both the MC Stockholder and the Pledge Counterparty on or prior to the end of the Pledge ROFR Foreclosure Period setting forth (i) its irrevocable acceptance of such offer, (ii) the identity of the Designated Pledge ROFR Transferee, (iii) its commitment to purchase the Pledge ROFR MC Shares on a date that is on or prior to the last day of the Pledge ROFR Foreclosure Period (the “Pledge ROFR Purchase Date”) and (iv) the number of Pledge ROFR MC Shares to be purchased, whereupon both the MC Stockholder and the Pledge Counterparty will be obligated to sell, and the DT Stockholder will be obligated to purchase, such number of Pledge ROFR MC Shares in accordance with the terms set forth in the Pledge ROFR Notice or such other terms and conditions as may be agreed between the DT Stockholder and the Pledge Counterparty.  The closing of such purchase and sale shall occur on the Pledge ROFR Purchase Date or at such time and place as the DT Stockholder and the Pledge Counterparty may agree, pursuant to an agreement containing reasonable and customary representations and warranties and other terms and conditions.

6.            Representations and Warranties of DT.  DT represents and warrants to CM LLC and Mr. Claure that, as of the date hereof:

(a)            DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.

(b)            DT has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by DT of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of DT.  This Agreement has been duly executed and delivered by DT and, assuming the due authorization, execution and delivery of this Agreement by both Mr. Claure and CM LLC, constitutes the legal, valid and binding obligation of DT, enforceable against DT in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c)            The execution and delivery of this Agreement by DT and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DT, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of DT (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon DT, or (iii) a conflict with, or breach or violation of, any Law applicable to DT or by which its properties are bound or affected, except, in the case of the preceding clauses (ii) or (iii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of DT to perform its obligations under this Agreement.

(d)            As of the date hereof, the DT Stockholder (i) Beneficially Owns  538,590,941 Shares free and clear of any and all Encumbrances, other than those created by this Agreement or the Stockholders’ Agreement, (ii) has sole voting power over all of such DT Shares, other than as set forth in this Agreement or the Stockholders’ Agreement, and (iii) does not own of record or Beneficially Own any shares of capital stock or other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, except for such DT Shares and except as provided in this Agreement, the Company-DT Call Option, between T-Mobile Agent, SoftBank, as the registrar and DT, dated June 22, 2020 and the SB-DT Call Option, between SBCG and DT, dated June 22, 2020.

7.            Representations and Warranties of Mr. Claure. Mr. Claure represents and warrants to DT that, as of the date hereof:

(a)            His execution, delivery and performance of this Agreement are within his legal right, power and capacity.  Assuming the due authorization, execution and delivery of this Agreement by DT and MC LLC, this Agreement constitutes his valid and binding obligation, enforceable against him in accordance with its terms.

(b)            His execution and delivery of this Agreement and the performance of his obligations hereunder will not constitute or result in (i) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of his assets (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon him or (ii) a conflict with, or breach or violation of, any Law applicable to him or by which his properties are bound or affected, except, in the case of the preceding clauses (i) or (ii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect his ability to perform his obligations under this Agreement.

(c)            He owns 100% of the issued and outstanding equity securities of CM LLC, free and clear from any Encumbrances, other than those created by this Agreement.

8.            Representations and Warranties of CM LLC. CM LLC represents and warrants to DT that, as of the date hereof:

(a)            CM LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is wholly owned by Mr. Claure. CM LLC has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by CM LLC of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of CM LLC.  This Agreement has been duly executed and delivered by CM LLC and, assuming the due authorization, execution and delivery of this Agreement by DT and Mr. Claure, constitutes the legal, valid and binding obligation of CM LLC, enforceable against CM LLC in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(b)            The execution and delivery of this Agreement by CM LLC and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of CM LLC, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of CM LLC (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon CM LLC, or (iii) a conflict with, or breach or violation of, any Law applicable to CM LLC or by which its properties are bound or affected, except, in the case of the preceding clauses (ii) or (iii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of CM LLC to perform its obligations under this Agreement.

(c)            After giving effect to the Transfer of the MC Purchased Shares to CM LLC, CM LLC (i) Beneficially Owns the MC Shares free and clear of any and all Encumbrances, other than those created by this Agreement, (ii) has sole voting power over all of such MC Shares, other than as set forth in this Agreement, and (iii) does not own of record or Beneficially Own any shares of capital stock or other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, except for such MC Shares and except as provided in this Agreement.

9.            Specified Covenants.

(a)            Mr. Claure or, if applicable, an MC Related Person, shall cause CM LLC to comply with the terms of this Agreement, and any breach of this Agreement by CM LLC shall be deemed to be a breach of this Agreement by Mr. Claure or, if applicable, an MC Related Person.

(b)            Mr. Claure or, if applicable, an MC Related Person, shall at all times own all of the issued and outstanding equity securities of CM LLC, free and clear from any Encumbrances.

(c)            Except as otherwise contemplated by this Agreement, the MC Shares shall at all times remain wholly owned by CM LLC, free and clear from any and all Encumbrances.

10.            Termination.  This Agreement shall terminate and shall have no further force or effect on the earlier to occur of:

(a)            the first date that either Stockholder no longer Beneficially Owns any Shares, as applicable; or

(b)            upon the mutual written agreement of the parties;

provided that Section 1, this Section 10 and Section 11 shall survive any such termination of this Agreement.  Notwithstanding the foregoing, nothing herein shall relieve either party from liability for any breach of this Agreement that occurred prior to such termination.

11.            Miscellaneous.

(a)            Injunctive Relief.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11(e), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b)            Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, including all MC Related Persons in the event of the death or incapacity of Mr. Claure. No party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party; provided that, without the written consent of CM LLC, DT may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of DT, whether by merger, consolidation or sale of all or substantially all of its assets.  Any purported direct or indirect assignment in violation of this Section 11(b) shall be null and void ab initio.

(c)            Amendments and Waivers.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time.  The waiver by either party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

(d)            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to DT or the DT Stockholder, to:

Deutsche Telekom AG Friedrich-Ebert-Allee 140 53113 Bonn, Germany Attention: General Counsel Email: axel.luetzner@telekom.de with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 Attention: Richard Hall Andrew C. Elken Email: Rhall@cravath.com Aelken@cravath.com

(ii)	if to Mr. Claure or CM LLC, to:

Claure Group LLC 200 South Biscayne Blvd., Suite 4200 Miami, FL 33131 Attention: Joan Papadakis Email: finance@clauregroup.com with a copy to (which shall not constitute notice):

K&L Gates LLP 200 South Biscayne Blvd., Suite 3900 Miami, FL 33131 Attention: Clayton E. Parker Email: clayton.parker@klgates.com

(e)            Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.  In any action between the parties arising out of or relating to this Agreement, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware.  Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 11(d) shall be effective service of process for any such action.  Each party hereto irrevocably designates C.T. Corporation as its agent and attorney in fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with in interest.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(e).

(f)            Interpretation.  The headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)            Entire Agreement; No Other Representations.  This Agreement constitutes the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

(h)            No Third-Party Beneficiaries.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i)            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j)            Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, in the case of DT and CM LLC, by their respective authorized officers, and, in the case of Mr. Claure, in his personal capacity, as of the date first written above.

DEUTSCHE TELEKOM AG

By:
Name:
Title:

By:
Name:
Title:

CLAURE MOBILE LLC

By:
Name:
Title:

RAUL MARCELO CLAURE

By:
Name:
Title:

[Signature Page to MC Proxy, Lock-Up and ROFR Agreement]